Exhibit (10) D.

EASTMAN KODAK COMPANY NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION PROGRAM

DIRECTOR COMPENSATION

Introduction. Our directors are compensated through a combination of cash retainers and equity-based based incentives. Consistent with the Board’s Director Compensation Principles, a substantial portion of director compensation is linked to our stock performance. In addition, directors can elect to receive their entire Board remuneration in stock based compensation. Our Directors are required to keep all of the shares, net of any shares used to pay the exercise price, they receive as compensation until they own shares equal in market value to at least five times their annual retainer that is paid in cash.

Kodak does not pay management directors for Board service in addition to their regular employee compensation.

Director Compensation Principles. The Board has adopted the following director compensation principles, which are aligned with the Company’s executive compensation principles:

  Pay should represent a moderately important element of Kodak’s director value proposition.

  Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.

  Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.

  The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.

  To the extent practicable, Kodak’s Director Compensation Principles should parallel the principles of the Company’s executive compensation program.

Director Compensation Program. The Company’s director compensation program is composed of the compensation elements described below.

  Board Cash Retainer. Non-employee directors each receive an annual cash retainer of $70,000. Director can elect to have their cash retainer paid in stock or deferred into the Directors Deferred Compensation Plan.

  Board Equity Retainer. Non-employee directors each receive an annual equity retainer of $120,000.

  Stock Options. One-half of the annual Board equity grant, i.e. $70,000, is paid in the form of stock options. The exercise price of the options is the mean between the high and low price of our common stock on the date of grant. The options become exercisable on the first anniversary of the date of grant and expire 7 years after grant. Directors who stop serving on the Board prior to vesting forfeit their unvested options, unless their cessation of service is due to retirement, approved reason or death. In the case of retirement and cessation for approved reason, the options continue to vest per their terms and remain exercisable for the remainder of the option’s full term. In the case of death, the options fully vest upon death and remain exercisable by the directors’ estate for the remainder of the option’s full term.

  Restricted Stock. The remaining one-half of the Board’s equity grant, i.e. $70,000, is paid in the form of restricted shares of the Company’s common stock. The restricted shares vest on the first anniversary of the date of grant. Directors who stop serving on the Board prior to vesting forfeit their restricted shares, unless their cessation of service is due to retirement, approved reason or death, in which case the restrictions on the shares lapse on the date of the director’s cessation of service. Directors may elect to defer their restricted shares into the Directors Deferred Compensation Plan.

  Chair Retainers. The Committee Chairs, with the exception of the Audit Chair, receive a cash retainer of $10,000 per year for their services, in addition to their annual retainer as a director. The Audit Chair receives a chair retainer of $20,000 for his services, in addition to his annual retainer as a director. The Committee Chairs may elect to defer their chair retainers into the Directors Deferred Compensation Plan.

  Presiding Director Retainer. The Presiding Director receives a retainer of $100,000 per year for his service, in addition to his annual retainer as a director. The Presiding Director may elect to defer his presiding director retainer into the Directors Deferred Compensation Plan.

  Deferred Compensation. Non-employee directors may defer some or their entire annual retainer, chair retainer, presiding director retainer and restricted stock award into a deferred compensation plan. The plan has two investment options: an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. The value of the Kodak phantom stock account reflects changes in the market price of the common stock and dividends paid. In the event of a change-in-control, the amounts in the phantom accounts will generally be paid in a single cash payment. The deferred compensation plan’s benefits are neither funded nor secured.

  Charitable Award Program. This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to a total of $1,000,000 following a director’s death, to be shared by a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Richard S. Braddock is the only current director who continues to participate in the program.

  Other Benefits. The Company reimburses the directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Company-sponsored events, and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events. From time to time, we also invite our directors’ spouses and other family members to accompany them to these meetings and events, and we reimburse travel and incidental expenses related to their attendance, in order to encourage attendance and to foster social interaction among directors. To encourage our directors to experience and familiarize themselves with our products and services, we occasionally provide them samples of the Company’s products and services.

Director Share Ownership Requirements

A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the directors’ deferred compensation plan) that have a value equal to at least five times the then maximum amount of the annual retainer, which may be taken in cash by the director (currently, this amount is $350,000).